EXHIBIT 3


                                FOURTH AMENDMENT
                                       TO
                  RESTATED LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                            GETTY INVESTMENTS L.L.C.


THIS FOURTH AMENDMENT TO RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this "Amendment") is made as of October 5, 2003 among the following parties:

(1) THE TRUSTEE OF THE CHEYNE WALK TRUST, whose registered office is located at 1325 Airmotive Way, Suite 262, Reno, Nevada 89502 (the "CWT Trustee");

(2) THE TRUSTEES OF THE GORDON P. GETTY FAMILY TRUST, whose registered office is located at 1325 Airmotive Way, Suite 264, Reno, Nevada 89502 (the "GPGFT Trustees");

(3) THE TRUSTEES OF THE RONALD FAMILY TRUST A, whose registered office is located at 1325 Airmotive Way, Suite 264, Reno, Nevada 89502 (the "RFTA Trustees");

(4) THE TRUSTEES OF THE RONALD FAMILY TRUST B, whose registered office is located at 1325 Airmotive Way, Suite 262, Reno, Nevada 89502 (the "RFTB Trustees"); and

(5) GETTY INVESTMENTS L.L.C., a Delaware limited liability company, whose registered office is located at 1325 Airmotive Way, Suite 262, Reno, Nevada 89502 (the "Company").


WHEREAS,

(A) The parties have entered into a Restated Limited Liability Company Agreement, dated as of February 9, 1998, as amended by an Agreement and Waiver, dated as of October 26, 1999, a Second Amendment to Restated Limited Liability Company Agreement, dated as of November 1, 2001, and a Third Amendment to Restated Limited Liability Company Agreement, dated as of July 1, 2003 (collectively, the "Operating Agreement"), pursuant to which the affairs of the Company are governed.

(B) The Operating Agreement provides that the term of the Company will expire on October 6, 2003, unless renewed.

(C) The Members, representing all of the Interests, wish to extend the term of the Company and make certain additional modifications to the Operating Agreement as set forth below.


IT IS AGREED as follows:

1. Definitions. All expressions defined in the Operating Agreement shall bear the same meanings in this Agreement. All references to the term "Articles" in this Amendment shall mean and refer to the Articles in the Operating Agreement.

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2.   Amendment to the Operating Agreement. The Operating Agreement is hereby amended as follows:

     a. Definition of Board of Directors. The text in Article 1.7 is hereby deleted in its entirety and replaced with the following:

               "Board of Directors or Board - The Directors of the Company or any Committee thereof, in each case duly appointed pursuant to
               Article 4.2. Each Director shall be a "Manager" of the Company within the meaning of the Act."

     b. Definition of "Capital Account". In the second sentence of Article 1.8, the words "As of the end each of each fiscal year" are hereby deleted and replaced with the words "The Capital Account of each Member shall be maintained as follows".

     c. Definition of GI Profit/(Loss). The text in Article 1.24 is hereby deleted in its entirety and replaced with the following:

               "GI Profit/(Loss) -The Company's unconsolidated net profit or net loss for the relevant fiscal year (or shorter fiscal period) of the Company, which shall include the change in value of each portfolio investment of the Company. The value of each portfolio investment of the Company shall be adjusted to equal its fair market value (and in the case of the Company's holding of Getty Images common stock shall be "marked to market" based on the price of Getty Images common stock listed and traded on the New York Stock Exchange), as reported by the Officer from published sources (such as the Wall Street Journal) as of the following times: (a) the end of the Company's fiscal year; (b) the acquisition of an additional interest by any new or existing Member in exchange for more than a de minimus Capital Contribution; (c) the distribution by the Company to a Member of more than a de minimus amount of Property as consideration for an Interest; (d) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and (e) any other time determined by the Officer in his good faith discretion."

     d. Extension of Company Term. In Article 2.3 the date "6 October 2003" is hereby deleted and replaced with the date "5 October 2006". References in the Operating Agreement to the fixed term or duration shall mean the period ending on 5 October 2006.

     e. Board of Directors. The text in Article 4.2 is hereby deleted in its entirety and replaced with the following:

               "Board of Directors and Chairman - Subject to reduction as provided in this Article 4.2, the authorized number of Directors on the Board shall be seven (7). Six (6) of the Directors shall be appointed by the Members of the Company, with each Member (the RFTA Trustees and RFTB Trustees acting jointly and being deemed a single Member solely for purposes of this Article 4.2) being entitled to appoint two (2) Directors, so long as such Member


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


               maintains a Sharing Ratio of at least ten percent (10%) of the total of all Members (the ownership interests of the RFTA Trustees and RFTB Trustees being combined for this purpose). The intent of this provision is to permit each of the three branches of the Getty Family owning Interests in the Company (i.e., the Paul Jr. family, the Gordon family and the J. Ronald family) to appoint its own family members to serve in two (2) directorship positions in the Company, so long as such family branch maintains a Sharing Ratio of at least ten percent (10%) of the total of all Members.

               "The initial appointments by the Members are as follows:

               CWT Trustee                       Mark Getty and Tara Getty
               GPGFT Trustees                    William Getty and Peter Getty
               RFTA Trustees and RFTB Trustees   Alex Waibel and Pierre du Preez

               "The seventh Director is hereby appointed by the Members to be Jonathan Klein so long as he remains chief executive officer of Getty Images. In the event Jonathan Klein ceases to be the chief executive officer of Getty Images the seventh directorship position shall be eliminated unless and until a Majority of Members votes to appoint a successor director to fill such position. Mark Getty shall be the chairman of the Board so long as he serves as a Director, and in the event he no longer serves as a Director the chairman shall be selected from among the acting Directors by the Member then holding the largest Sharing Ratio among all the Members.

               "Each Member with a right to appoint a Director shall have the power to remove the Director appointed by it, to appoint a substitute Director to attend any meeting of the Board and to appoint a replacement Director in the event such Director resigns, is removed, or otherwise ceases to be a Director. Such appointment or removal shall be made by notice in writing to the Company at its office designated pursuant to Article 2.5 to take effect from the time specified in such notice. If a Member having the right to appoint Directors withdraws from the Company or if its Sharing Ratio falls below ten percent (10%) of the total of all Members (the ownership interests of the RFTA Trustees and the RFTB Trustees being combined for this purpose), the right to appoint Directors by such Member shall be eliminated and the authorized number of Directors on the Board shall be reduced accordingly.

               "The Board shall have the right to appoint committees so long as the committee is comprised of at least one Director. In no event shall a majority of Directors, or a majority of individuals serving on a committee appointed by the Board, be residents of the United Kingdom.

               "Directors shall not be entitled to any compensation for their services as such, and subject to Article 6 each Member shall bear the out-of-pocket costs incurred by its own representative Directors, including costs to attend meetings of the Board."


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

     f. Approval of Commitments. The text in Article 4.3, clause (b), is hereby deleted in its entirety and replaced with the following:

               "The Company shall not call down any Commitments for Acquisition Costs other than in connection with an investment in Getty Images Stock and shall not dispose of any Getty Images Stock other than as approved in Article 4.12 below."

     g. Annual Meetings of Members. The text in Article 4.7 is hereby deleted in its entirety and replaced with the words "[Intentionally deleted]".

     h. Special Meetings of Members. The text in Article 4.8 is hereby deleted in its entirety and replaced with the following:

               "Special Meetings of the Members; Action by Written Consent - (a) A special meeting of the Members may be called by any Member. Such meeting shall be held upon not less than ten (10) days' notice in writing, which may be given by telecopy or electronic transmission, at such time and place as the Member convening the meeting shall determine provided the place is outside the United Kingdom. Members may participate in any special meeting by means of conference telephone or other communications equipment so long as all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at the meeting. Meetings at which conference telephone or other communications equipment are utilized shall not be considered to occur within the United Kingdom if a majority of participants entitled to vote at such meeting are neither residents of the United Kingdom nor individuals participating by conference telephone or other communications equipment from within the United Kingdom.

               "(b) On any matter that is to be voted on by the Members, the Members may take such action without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action to be taken, shall be signed by the Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all the Members entitled to vote thereon were present and voted.

               "(c) Each Member shall be responsible for its own costs in attending any meeting of the Members."

     i. Quorum for Meetings of Members. The text in Article 4.9 is hereby deleted in its entirety and replaced with the following:

               "Quorum for Meetings of Members - A quorum of any special meeting of Members shall consist of a Majority of Members (or their proxies). Subject to Articles 2.3, 3.1 and 12.1, decisions of the Members shall be taken by a vote of (or in lieu of a meeting a written resolution signed by) a Majority of Members."


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


     j. Investment Decisions. A new Article 4.13 is hereby added to the Operating Agreement to read as follows:

               "4.13 Investment Decisions - The principal asset of the Company is its holding of Getty Images Stock. Notwithstanding anything to the contrary contained in this Agreement, any decisions regarding the purchase, sale, disposition, pledge or encumbrance of Getty Images Stock or any other material asset by the Company shall be approved in advance by a vote of a Majority of Members (although, for the avoidance of doubt, in the case of a purchase of shares, no Member not voting in favor of such purchase shall be obligated to make a Capital Contribution to fund such acquisition). In connection with any purchase, sale, disposition or encumbrance of Getty Images Stock, the Board of Directors shall select an independent investment adviser and shall cause the Company to retain such person to provide the Company and the Members with market and industry advice and evaluation of Getty Images and the proposed transaction. The objective in retaining the third party adviser is to allow the Members to make informed decisions consistent with their fiduciary responsibilities as trustees. In the case of the sale or disposition of Getty Images Stock, the adviser will also consider the effect that such transaction will have on reducing the size of the block position of the remaining Getty Images Stock then held by the Company. As used in this
               Article 4.13, "Getty Images Stock" shall include the common stock of Getty Images, along with any other securities of Getty Images or any other company issued in distribution, reclassification, readjustment, conversion or exchange of the common stock of Getty Images."

     k. Authority of the Directors. The text in Article 5.2, clause (a), is hereby deleted in its entirety and replaced with the following:

               "(a) Except as otherwise provided in this Agreement:

                    (i) The Board of Directors shall have the sole authority to manage the Company and is authorized to make any contracts, enter into any transactions, and make and obtain any commitments on behalf of the Company to conduct or further the Company's business (including, without limitation, designating the Company's representative to the Getty Images board of directors, approving the annual running costs budget for the Company (including costs of any independent investment adviser or consultant), selecting the Company's auditors, and approving the Company's financial statements);

                    (ii) Each Director has one vote in Board decisions; and

                    (iii) Action by the Board requires either (A) a resolution approved by the affirmative vote of a Majority of the Directors at a meeting, (1) properly called pursuant to Articles 5.7 or 5.8, and (2) with a quorum present pursuant to Article 5.9, or
               (B) a written consent, signed by at least that


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


               number of Directors necessary to adopt a resolution at a meeting properly called and attended by all the Directors."

     l. Regular Meetings of the Board of Directors. The text in Article 5.7 is hereby deleted in its entirety and replaced with the following:

               "Regular Meetings of the Board - The Board shall have two (2) regularly-scheduled meetings each fiscal year of the Company's term, at such time and place (a) as may have been scheduled by the Board in a preceding meeting, or (b) as the Chairman may designate in a written notice to the Directors, which may be given by telecopy or electronic transmission, delivered at least twenty (20) days in advance of the scheduled date of such meeting. Locations of regular meetings shall normally be Seattle, San Francisco or New York (or as otherwise agreed to by the Board). It is intended that management from Getty Images will provide a presentation to the Board regarding the financial and operational aspects of Getty Images at least annually. Members of the Board may participate in any regular meeting by means of conference telephone or other communications equipment so long as all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at the meeting. Meetings at which conference telephone or other communications equipment are utilized shall not be considered to occur within the United Kingdom if a majority of participants entitled to vote at such meeting are neither residents of the United Kingdom nor individuals participating by conference telephone or other communications equipment from within the United Kingdom."

     m. Special Meetings of the Board of Directors. The text in Article 5.8 is hereby deleted in its entirety and replaced with the following:

               "Special Meetings of the Board - A special meeting of the Board may be called by any Director. Such meetings shall be held upon not less than ten (10) days' notice in writing, which may be given by telecopy or electronic transmission, at such time and place as the Director convening the meeting shall determine provided the place is outside the United Kingdom. Members of the Board may participate in any special meeting by means of conference telephone or other communications equipment so long as all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at the meeting. Meetings at which conference telephone or other communications equipment are utilized shall not be considered to occur within the United Kingdom if a majority of participants entitled to vote at such meeting are neither residents of the United Kingdom nor individuals participating by conference telephone or other communications equipment from within the United Kingdom."

     n. Quorum for Meetings of the Board of Directors. The text in Article 5.9 is hereby deleted in its entirety and replaced with the following:


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


               "Quorum for Meetings of the Board - A quorum of any regular or special meeting of the Board shall consist of a Majority of authorized Directors present in person or by proxy, including presence by means of conference telephone or other communications equipment. Decisions of the Board may also be taken by written resolution signed by the requisite number of Directors."

     o. Capital Contributions. The text in Article 8.2, clause (b)(ii), is hereby deleted in its entirety and replaced with the following:

               "(ii) calls may be made in the Sharing Ratios contained in Schedule A on ten (10) days' written notice, which may be given by telecopy or electronic transmission, to fund Exceptional Costs or Acquisition Costs (provided, however, that a Member not voting in favor of any acquisition of additional Getty Images Stock shall not be obligated to make a Contribution for Acquisition Costs in connection therewith and failure by such Member to make a Contribution shall not be deemed a default under Article 8.3). Calls for Acquisition Costs may only be made following approval by a Majority of Members pursuant to Article 4.13 and shall be made in accordance with that approval. Calls for Exceptional Costs may only be made following approval by a Majority of the Board, either of the costs in question or generally either of the matter for which the costs were incurred or of costs of that nature being incurred; and"

          Furthermore, the text in Article 8.2, clause (c), is hereby deleted in its entirety.

     p.   Distributions. The text in the last sentence of Article 9.1, clause
          (c), is hereby deleted in its entirety and replaced with the following:

               "In the event of any such Distribution any such Member shall still remain obligated to make the Commitment pursuant to Articles 5.13 and 8.2, unless a Majority of Members (other than the Member wishing to be relieved of its Commitment) otherwise agree."

     q. Allocations . The first sentence of Article 9.2 is hereby deleted and replaced in its entirety with the following:

               "Allocations - For each fiscal year (or shorter fiscal period as determined by the Officer) the Capital Account of each Member for such period shall be adjusted by crediting GI Profit or debiting GI Loss, as the case may be, to the Capital Accounts of all the Members in proportion to their respective Sharing Ratios. For income tax purposes, items of income, deduction, gain, loss or credit shall be allocated among the Members in such manner as to reflect equitably amounts credited or debited to each Member's Capital Account for the current and prior fiscal years (or relevant portions thereof). Allocations for income tax purposes under this Article 9.2 shall be made pursuant to the principles of Sections 704(b) and 704(c) of the Code and the Regulations thereunder."


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


     r. Dissolution. The text in Article 10.1, clause (b), is hereby deleted in its entirety and replaced with the following:

               "by the written agreement of a Majority of Members at any time;"

     s.   Majority Consent to Permit a Member to Withdraw. The text in Article
          11.5 is hereby deleted in its entirety and replaced with the following:

               "Withdrawal of Members - Without the consent of a Majority of Members (other than the Member wishing to take the following action), no Member shall have the right to:

               (a)  withdraw or resign from the Company;

               (b)  require the Company to redeem all or part of its Interest;
                    or

               (c)  reduce its Commitment to the Company."

3. Prospective Transfer and Substitution by GPGFT Trustees. The GPGFT Trustees intend to assign all or a portion of their Interest (the "GPGFT Interest") within the next twelve (12) months to either (a) a special purpose limited liability company or other vehicle, the majority of ownership interests of which will be held directly or indirectly by the GPGFT Trustees, or (b) a successor trust in which Gordon P. Getty or his lawful issue shall be the income beneficiary and shall hold 100% of the income beneficial interest and control a majority of the voting interest. The Members shall cooperate in good faith to make such amendments to the Operating Agreement as may be necessary to facilitate such assignment, provided that no Member shall be required to consent to any amendment that would prejudice its economic or legal interests in the Company.

4. Full Force and Effect. Except as modified by this Amendment, the terms and conditions of the Operating Agreement shall remain in full force and effect. This Amendment is intended to constitute an amendment by all Members in accordance with Article 12.1 of the Operating Agreement (and all Members hereby agree to waive the restrictions in Article 12.1(d) to the extent necessary to effectuate this Amendment), and upon full execution shall be kept with the constitutional documents of the Company.

5. Representative Capacity. It is acknowledged and agreed that: (a) the CWT Trustee, GPGFT Trustees, RFTA Trustees and RFTB Trustees are entering into this Amendment in their respective capacities as trustees only and not in their individual capacities; (b) such trustees shall have no personal liability under or arising out of this Amendment or the transactions contemplated hereby; and (c) all payments to be made by the CWT Trustee, GPGFT Trustees, RFTA Trustees or RFTB Trustees as contemplated by this Amendment or the Operating Agreement shall be made from the assets of their respective trusts and not from the personal assets of any of such trustees individually.

6. Successors and Assigns. This Amendment shall be binding upon the parties hereto and their respective successors and permitted assigns.


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

7. Governing Law. This Amendment shall be governed and construed and interpreted in accordance with the laws of the State of Delaware, without regard to choice of law provisions.

8. Counterparts. This Amendment may be executed in any number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same document.



                  [Signatures contained on the following page]




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IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of each of the parties hereto as of the day and year first above written.

                                   The Trustee of the Cheyne Walk Trust


                                   By:
                                      ------------------------------------
                                      Jan D. Moehl
                                      Chief Operating Officer


                                   The Trustees of the Gordon P. Getty
                                   Family Trust


                                   By:
                                      ------------------------------------
                                      Thomas Edwin Woodhouse
                                      Trust Administrator


                                   The Trustees of the Ronald Family Trust A


                                   By:
                                      ------------------------------------
                                      Thomas Edwin Woodhouse
                                      Trust Administrator


                                   The Trustees of the Ronald Family Trust B


                                   By:
                                      ------------------------------------
                                      Jan D. Moehl
                                      Chief Operating Officer


                                   Getty Investments L.L.C.,
                                   a Delaware limited liability company


                                   By:
                                      ------------------------------------
                                      Jan D. Moehl
                                      Officer



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